AMR CORPORATION

PROCEDURES FOR DEFERRAL OF BOARD RETAINERS AND FEES

(AN AMENDMENT AND RESTATEMENT

OF THE

DIRECTORS’ STOCK EQUIVALENT PLAN)

ARTICLE I

PURPOSE OF THESE PROCEDURES

Section 1.1 Purpose of these Procedures.  This document is effective January 1, 2005, except as otherwise expressly provided.  It is an amendment and restatement in the entirety of the Directors’ Stock Equivalent Purchase Plan (the “Plan”) for deferral of retainer and fees by active and former members of the Board of Directors of AMR Corporation.  The Plan is amended and restated by these procedures to comply with section 409A of the Internal Revenue Code of 1986, as amended (defined in Section 2.1 as the “Code”).  These procedures control the terms and provisions of all elective deferred compensation agreements deferring retainers and fees remaining outstanding with such Board members on and after January 1, 2005, and shall govern the terms and conditions of such elective deferrals.  These procedures shall prevail over the terms of any separate agreement made pursuant to this Plan which is in conflict with this Plan, and replace the document entitled “Director’s Stock Equivalent Purchase Plan”, for deferrals subject to these procedures.

ARTICLE II

DEFINITIONS

Section 2.1 Definitions.  Throughout this document, certain defined terms are used which are identified by initial capitalization.  Such terms are defined in this Section 2.1, unless the context in which such terms are used clearly provides otherwise.

(a) “AMR”.  AMR Corporation and any successor corporation thereto.

(b) “Beneficiary”.  A person designated by a Participant who, as permitted under the terms of these procedures, is or may be entitled to a benefit under these procedures in the event of the death of the Participant.  If no Beneficiary is designated, or if the designated Beneficiary is not then living, benefits will be paid pursuant to Section 9.2.

(c) “Board”.  The Board of Directors of AMR Corporation.

(d) “Change in Control”.  A change in ownership of AMR, or change in effective control of AMR, or change in ownership of a substantial portion of AMR's assets, in each case as defined in Treasury Regulation 1.409A-3(i)(5) or successor guidance thereto.  For such purpose the specified percentages in Treasury Regulation 1.409A-3(i)(5)(v), (vi) and (vii) or successor guidance thereto shall be utilized, rather than any elective percentage.

(e) “Code”.  The Internal Revenue Code of 1986, as amended.

(f) “Committee”.  The Nominating/Corporate Governance Committee of the Board, unless the Board, by majority vote of its members, elects to serve as the Committee hereunder.  In the event the Board determines to assume the administrative duties under these procedures, references hereunder to the “Committee” shall be references to the Board.

(g) “Deferred Compensation Agreement”.  A written agreement between AMR or American Airlines, Inc. and a Participant pursuant to which a Participant consents to participation and makes a deferral of compensation hereunder.

(h) “Disabled” or “Disability”.  “Disabled” or “Disability” shall be determined pursuant to section 409A(a)(2)(C) of the Code.  Determination of Disability shall be made by the Committee consistently with Treasury Regulation 1.409A-3(i)(4)(i) or successor guidance thereto.

(i) “Participant”.  A member or former member of the Board who has electively deferred retainers and fees under these procedures shall be a Participant and shall remain a Participant until he or she or his or her Beneficiary has received payment of all amounts deferred hereunder.  A Participant who is an employee of AMR or American Airlines, Inc., is not eligible to participate while in employee status.

ARTICLE III

ADMINISTRATION

Section 3.1 Administration.  This Plan shall be administered by the Committee.  The Committee shall have the power and the duty to take all actions necessary and proper to carry out the provisions of these procedures.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

Section 4.1 Eligibility and Participation.  These procedures as provided in this Plan shall cover members of the Board who are not employees of AMR or American Airlines, Inc.  Such individuals shall be entitled to defer retainers and fees while serving as members of the Board.  In the event such a member ceases to be a member of the Board of AMR, he or she shall cease to be eligible to elect any future deferrals hereunder, but participation shall continue until all deferrals are paid. Any eligible Board member who has made a deferral is a Participant.

ARTICLE V

DEFERRAL

Section 5.1 Deferral.  A Participant may elect prior to the commencement of each calendar year to defer payment of all or any part of his or her director fees and retainers for services to be rendered during the following calendar year according to the Participant's Deferred Compensation Agreement.  In the year in which an eligible director is elected or appointed, the eligible director may defer retainers and fees for such year by signing a Deferred Compensation Agreement, within thirty (30) days of election or appointment which shall become effective for fees and retainers payable after the date of execution.  Once executed, a Deferred Compensation Agreement may not be cancelled or revoked.  The Participant shall elect the form in which his or her benefits shall be paid at the time he or she makes his or her deferral election pursuant to these procedures.  Once made, an election of the time and form of payment cannot be changed unless (i) made twelve (12) months before the time of the first payment to be changed, (ii) is not effective for twelve (12) months, and (iii) must defer the payment at least five (5) years later than the originally scheduled first payment date, except as otherwise specifically permitted in applicable Treasury Regulations.  Each Deferred Compensation Agreement shall constitute a separate payment election for the compensation deferred under that Deferred Compensation Agreement.

ARTICLE VI

ACCOUNTING FOR DEFERRED AMOUNTS

Section 6.1 Accounting for Deferred Amounts.  AMR shall maintain an individual account under the name of each Participant on whose behalf compensation has been deferred under these procedures.  Each such account shall be adjusted to reflect the retainers and fees credited thereto, the additional amounts credited on such compensation pursuant to Article VII and any payment of such amounts hereunder.  Each account shall be credited with earnings or values computed pursuant to Article VII.

Section 6.2 Funding.  AMR will pay the entire cost of the Plan.  It is the intent of AMR to pay benefits as they become payable from the general assets of AMR.

ARTICLE VII

COMPUTATION OF AMOUNTS CREDITED TO DEFERRED ACCOUNTS

Section 7.1 Deferral of Retainers and Fees.  A Participant may elect to defer all or a portion of his or her yearly retainers and fees pursuant to one of two deferral methods:

(a) JP Morgan Chase Bank, N.A. Deferral.  Under this method, amounts deferred will earn interest (compounded monthly) at the prime rate in effect from time to time at the JP Morgan Chase Bank N.A., or any successor thereto.

(b) Stock Purchase Equivalent Plan.  Under this method, compensation deferred during any calendar month is converted on the last business day of each month into stock equivalent units by dividing the total amount of deferred compensation by the arithmetic mean of the highest and lowest quoted selling price, regular way, of the common stock of AMR on the New York Stock Exchange (“Fair Market Value”) during such month.  At the end of the determined period AMR or American Airlines, Inc., will pay to the Participant an amount in cash equal to the number of accumulated stock equivalent units multiplied by the Fair Market Value of the AMR common stock during the month in which the deferral period terminates.  The number of stock equivalent units computed as above will be allocated to the Participant’s account on a cumulative basis.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split or other change in corporate structure affecting AMR’s common stock, an adjustment will be made to the number of stock equivalent units credited to a Participant's account.  The adjustment contemplated by this paragraph will be similar to adjustments made to stock awards made to officers of AMR.

ARTICLE VIII

VESTING

Section 8.1 Vesting.  A Participant shall at all times have a nonforfeitable right to all amounts credited to his or her account hereunder.

ARTICLE IX

TIME AND METHOD OF DISTRIBUTION OF BENEFITS

Section 9.1 Time and Method of Distribution of Benefits.  Amounts shall be paid in a single lump sum after the first to occur of the following events (not later than sixty days after):

(a) the date of the Participant's Disability;

(b) the date of the Participant's death;

(c) the date of a Change in Control; or

(d) the time of payment elected by the Participant in his or  her Deferred Compensation Agreement.

No Participant or Beneficiary shall have any right to payment of any amounts hereunder prior to such event except as provided in this Article IX, and amounts shall be payable hereunder only in accordance with the terms and provisions of these procedures.  Payment may not be accelerated by action of AMR or the Participant, except as provided in Section 10.1.  The Participant shall elect the time at which his or her deferral for the relevant year shall be paid when he or she makes his or her deferral election pursuant to Article V of the Plan.  Notwithstanding anything to the contrary in this Section 9.1, prior to December 31, 2008, changes to the time and form of payment accomplished by this amended and restated Plan, and any amendments to individual Deferred Compensation Agreements which change the time and form of payment shall be deemed to have made in accordance with Internal Revenue Service Notices 2006-79 and 2007-86.

Section 9.2 Death of a Participant.  In the event that a Participant shall die at any time prior to complete distribution of all amounts payable to him or her, payment shall be made within sixty (60) days of the date of the Participant’s death, in a lump sum to the Beneficiary designated by the Participant.  In the absence of a designation by a Participant or if the designated Beneficiary(ies) predecease the Participant, the unpaid amount shall be paid to the Participant's spouse, and if the spouse is not then living to the Participant’s estate.  Each Participant shall have the right to designate the Beneficiary selected in writing.  Beneficiary designations shall be made only through the Participant's Deferred Compensation Agreement.

Section 9.3 Time of Payment Elected by Participant.  Payment pursuant to a Deferred Compensation Agreement for periods of Board service before January 1, 2005, shall be made in accordance with the payment terms designated by the relevant Deferred Compensation Agreement, notwithstanding the provisions of this Article IX.

Section 9.4 Payment In The Event Of Legal Disability.  If a person entitled to any payment shall be under a legal disability, or in the sole judgment of the Committee shall otherwise be unable to apply such payment to his or her own interest and advantage, the Committee, in the exercise of his discretion, may direct such payment in any one (1) or more of the following ways:

(a) Directly to such person;

(b) To his or her legal guardian or conservator; or

(c) To his or her spouse or to any person charged with his or her support;

to be expended for his or her benefit.  The decision of the Committee shall in each case be final and binding upon all persons in interest.  Any such payment shall completely discharge the obligations of the AMR and American Airlines, Inc. with regard to such payment.

Section 9.5 Assignment.  The right to receive benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, reimbursed or subjected to any change or legal process.

ARTICLE X

AMENDMENT AND TERMINATION

Section 10.1 Amendment; Termination.  The Board may terminate or amend this Plan, provided that no such termination or suspension shall adversely affect a benefit payable under this Plan with respect to a Participant.  In the event of termination of this Plan the Committee shall distribute to the Participant in a lump sum all amounts credited to the Participant’s account.  Such payment will be made sixty (60) days after the date of termination.  Any termination of this Plan which permits acceleration of payment shall be made only in accordance with Treasury Regulation 1.409A-3(j)(4)(ix) or successor guidance hereto.

Section 10.2 Construction.  All questions pertaining to the construction, validity and effect of this Plan shall be determined in accordance with the laws of the United States and the State of Texas.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed the 17th day of November, 2008, effective as of January 1, 2005.

AMR CORPORATION

By:
Its:           Corporate Secretary